Exhibit 10.15

                         NON-NEGOTIABLE PROMISSORY NOTE

$218,042.00                                        Acton, California
                                                          _____________, 1997


      FOR VALUE RECEIVED, Omega Orthodontics, Inc., a Delaware corporation ("Omega"), promises to pay to Dr. Robert R. Schmisseur ("Dr. Schmisseur") at 1701 South Prospect, Champaign, Illinois, 61820 or other location specified by Dr. Schmisseur in writing, Two Hundred Eighteen Thousand, Forty Two Dollars ($218,042.00), together with interest on any and all principal amounts, such interest to be at the rate of 8.5% per annum and payable monthly on the first day of each month, beginning within the first month following the date of this Note.

      1. Payments. Payments of principal under this Note shall be due and payable in 48 equal monthly installments, beginning on the first day of the 13th month following the date of this Note. In any event, the balance of principal remaining unpaid shall be due and payable on the first day of the 60th month following the date of this Note.

      Payments of interest on the outstanding principal balance of this Note shall be due and payable on the first day of each of the first 60 months following the date of this Note. Interest shall accrue in arrears and shall be computed on the basis of a 360-day year and a 30-day month.

      Both principal and interest are payable in lawful money of the United States of America.

      2. Acceleration/Events of Default. At the option of Dr. Schmisseur, the entire unpaid principal balance hereunder with interest then outstanding shall become immediately due and payable upon the occurrence of any of the following events of default (hereinafter "Events of Default") which are not cured in accordance with the provisions of Section 3: (i) failure to pay principal when due on this Note; (ii) failure to pay any interest on this Note 30 days after payment is due; (iii) failure to perform any other covenant of Omega under this Note, and such failure continues for 60 days after written notice by the holder; and (iv) the making of an assignment for the benefit of creditors, trust mortgage or composition with creditors or other arrangement of similar import by or the commencement of any proceedings under any bankruptcy or insolvency law, now or hereafter enacted, by

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or against, Omega or any endorser.

      3. Omega's Right to Cure. Notwithstanding the foregoing, Omega shall at minimum have the right: (i) to cure monetary defaults hereunder or under any instrument, document or undertaking given or entered into in connection herewith within 15 calendar days after the Event of Default; and (ii) to cure non-monetary defaults hereunder or under any such instrument, document or undertaking within 30 calendar days after the Event of Default, in which event, this Note and the loan evidenced hereby shall be reinstated. The time periods provided herein for cure shall be concurrent with and not consecutive to any other grace periods which may be provided in or with respect to any obligation having the benefit of this provision.

      4. Voluntary Prepayment. Omega may prepay this Note in whole or in part at any time without penalty or premium, upon written notice to Dr. Schmisseur.

      5. Expenses. Omega agrees to pay all expenses, including reasonable attorney's fees, which Dr. Schmisseur may incur in effecting collection of this Note upon default or at maturity.

      6. Delays. Dr. Schmisseur shall not, by any act, delay, omission or otherwise, be deemed to have waived any of his rights or remedies hereunder unless such waiver be in writing and signed by Dr. Schmisseur. A delay, omission or waiver on one occasion shall not be deemed a waiver or bar on any future occasion of the same or any other right.

      7. Certain Waivers. Omega hereby (i) waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, except as specifically provided herein with respect to notices of non-monetary default;
(ii) waives all suretyship defenses; and (iii) assents to any extension or postponement of the time of payment or any other indulgence or forbearance and to the addition or release of any other party primarily or secondarily liable.

      8. Remedies. Omega hereby acknowledges and agrees that no remedy of Dr. Schmisseur under this Note is intended to be exclusive of any other remedy, and each and every remedy given hereunder now or hereafter existing at law or in equity by statute or other provision of law may be exercised in any order or manner without waiving rights and may be exercised cumulatively.

      9. Notices.  Notices to Omega shall be deemed given when delivered in


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hand to  Omega,  or one (1)  day  after  being  sent  by  receipted  commercial, overnight courier or five (5) days after being mailed by certified mail, postage prepaid, return receipt requested, to Omega at 3621 Silver Spur Lane, Acton, California 93510 or other address of which Omega shall have notified Dr. Schmisseur in writing.

      10. Governing Law. This Note shall be deemed to be a California instrument, and all rights and obligations hereunder shall be governed by the laws of the State of California.

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      This  instrument  has been  duly  executed  by an  officer  of Omega  duly authorized, and shall take effect upon the date and year first above written.


WITNESS:                                            OMEGA ORTHODONTICS, INC.


________________________                            By:_________________________
                                                       Robert J. Schulhof,
                                                       President



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